EXHIBIT 11.1

STATEMENT OF COMPUTATION OF
BASIC EARNINGS AND DILUTED
EARNINGS PER SHARE



YEAR ENDED MARCH 31,                      2006          2005          2004
                                      -----------   -----------   -----------
Net income                            $ 5,541,000   $ 2,469,000   $ 4,753,000
                                      ===========   ===========   ===========

BASIC:
  Weighted average number of
   common shares - basic                4,124,189     4,296,525     4,157,081
                                      ===========   ===========   ===========

Basic earnings per share                    $1.34         $0.57         $1.14
                                      ===========   ===========   ===========


DILUTED:
 Common and common equivalent shares
  outstanding:
   Weighted average number of common
    shares - basic                      4,124,189     4,296,525     4,157,081
   Common stock equivalents from
    options computed utilizing the
    treasury-stock method based on the
    average fair market value of common
    stock during the period               146,773       177,586       207,602
                                      -----------   -----------   -----------
Weighted average number of common and
  common equivalent shares - diluted    4,270,962     4,474,111     4,364,683
                                      ===========   ===========   ===========

Diluted earnings per share                  $1.30         $0.55         $1.09
                                      ===========   ===========   ===========